UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
ULTRA CLEAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ULTRA CLEAN HOLDINGS, INC.
26462 Corporate Avenue
Hayward, CA 94545

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS OF
ULTRA CLEAN HOLDINGS, INC.

Date:	June 18, 2009

Time:	Doors open at 1:30 p.m. Pacific time Meeting begins at 2:00 p.m. Pacific time

Place:	Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025

Purposes:	• Elect our directors

• Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009

• Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Proxy Delivery:	This year, we will be using the new “Notice and Access” method of providing proxy materials to certain stockholders via the Internet. Accordingly, we will mail to such stockholders on or about May 6, 2009 a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2008 Annual Report on Form 10-K via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our proxy statement and our Form 10-K are available at www.Proxyvote.com.

Who Can Vote:	April 24, 2009 is the record date for voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. At the meeting you will hear a report on our business and have a chance to meet some of our directors and executive officers.

Whether you expect to attend the meeting or not, please vote electronically via the Internet or by telephone, or, if you are receiving paper copies of the proxy materials, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Clarence Granger
Chairman and Chief Executive Officer

Hayward, California
May 4, 2009

ULTRA CLEAN HOLDINGS, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ULTRA CLEAN HOLDINGS, INC.
26462 Corporate Avenue
Hayward, CA 94545

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

June 18, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason our Board of Directors is requesting that you permit your shares of common stock to be represented at our 2009 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting.

General Information

Ultra Clean Holdings, Inc., referred to in this proxy statement as Ultra Clean, the Company or we, is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held June 18, 2009 at 2:00 p.m., Pacific time or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025.

Who May Vote at Our Annual Meeting

All holders of our common stock, as reflected in our records at the close of business on April 24, 2009, the record date for voting, may vote at the meeting.

Each share of common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 21,355,542 shares of our common stock, $0.001 par value.

New Delivery Method of the Proxy

Pursuant to the new rules recently adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2008 Annual Report on Form 10-K available to certain of our stockholders electronically via the Internet. Accordingly, in compliance with this new e-proxy process, on or about May 6, 2009, we will mail to such stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2008 Annual Report on Form 10-K via the Internet and vote online. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and request to receive a printed set of the proxy materials (or an email copy in the future). We currently intend to send paper copies of our proxy materials by mail to stockholders of record and those stockholders who have so requested. If you want to be sure to receive our proxy materials by mail or by email, you should follow the instructions for requesting such materials included in the Notice.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name”.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record, we are sending paper copies of the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us by mailing the enclosed proxy card, voting on the Internet or by telephone, or to vote in person at the annual meeting.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you by or on behalf of your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote if you follow the instructions you receive. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.

How to Vote

You may vote in person at the meeting or by proxy. You may vote by proxy over the Internet, by telephone or by mail if you are receiving or have requested a proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by us for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

If you give us your proxy but do not specify how your shares shall be voted on a particular matter, your shares will be voted FOR the election of each of the named nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and, with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

Changing Your Vote

You have the right to revoke your previously submitted proxy at any time before your proxy is exercised at the annual meeting.

You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, by attending the meeting and voting in person or by giving written notice to our Secretary, that you wish to revoke your previously submitted proxy.

Important Notice Regarding Delivery of Stockholder Documents

Only one Notice of Internet Availability of Proxy Materials (and proxy statement and set of accompanying materials if applicable) is being delivered by us to multiple stockholders sharing an address until we receive contrary instructions from one or more of the stockholders. We will deliver, promptly upon written or oral request, a separate copy of such materials to a stockholder at a shared address to which a single copy of such materials was delivered. A stockholder who wishes to receive a separate copy of the Notice and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of the Notice and accompanying materials and wish to receive a single copy of such materials, should submit a request to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call 800-542-1061.

Attending in Person

Any stockholder of record may vote in person. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring a proxy from your broker, bank or nominee.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, stockholders entitled to cast a majority of the votes at a meeting of stockholders must be represented at the meeting, either in person or by proxy. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself. We believe that the election of directors and ratification of our independent registered public accounting firm are considered routine proposals for which brokerage firms may vote shares held on behalf of beneficial owners who have not voted with respect to the particular proposal.

The election of directors requires a plurality of the votes cast “for” the election of directors. “Plurality” means that the six nominees who receive the highest number of votes will be elected as directors. In the election of directors, votes may be cast in favor of or withheld from any or all nominees. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. Approval of any other matter properly submitted to the stockholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information as of March 31, 2009 regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock by:

•	each person or group known by us to own beneficially more than five percent of our common stock;

•	each of our directors and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of March 31, 2009. Shares issuable pursuant to stock options are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 21,352,792 shares of common stock outstanding as of March 31, 2009.

Unless otherwise indicated, the address of each of the named individuals is c/o Ultra Clean Holdings, Inc., 26462 Corporate Avenue, Hayward, CA 94545. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent

Greater than 5% Stockholders
Austin W. Marxe and David M. Greenhouse(1)	2,491,347	11.7
527 Madison Avenue, Suite 2600 New York, NY 10022
Artisan Partners Limited Partnership(2)	2,333,100	10.9
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
HomeField Capital L.P.(3)	2,029,868	9.5
375 Park Avenue, Suite 1905 New York, NY 10152
Putnam, LLC(4)	1,358,585	6.4
One Post Office Square Boston, MA 02109
Wellington Management Company, LLP(5)	1,310,000	6.1
75 State Street Boston, MA 02109
Bank of America Corporation(6)	1,099,523	5.1
100 North Tryon Street Charlotte, NC 28255
Named Executive Officers and Directors
Clarence L. Granger(7)	937,218	4.3
Jack Sexton(8)	177,187	*
David Savage(9)	71,666	*
Deborah Hayward(10)	150,626	*
Bruce Wier(11)	190,345	*
Leonid Mezhvinsky(12)	491,452	2.3%
Brian R. Bachman(13)	37,500	*
Susan H. Billat(14)	42,500	*
Kevin C. Eichler(14)	43,500	*
David ibnAle(15)	35,000	*
All executive officers and directors as a group (12 persons)(16)	2,176,994	9.6%

*	Less than 1%.

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 13, 2009.

(2)	Based on a Schedule 13G filed with the SEC on February 13, 2009.

(3)	Based on a Schedule 13G filed with the SEC on February 13, 2009.

(4)	Based on a Schedule 13G filed with the SEC on February 13, 2009.

(5)	Based on a Schedule 13G filed with the SEC on February 17, 2009.

(6)	Based on a Schedule 13G filed with the SEC on February 11, 2009.

(7)	Includes 650,823 shares subject to common stock options exercisable within 60 days of March 31, 2009 and 15,500 restricted stock units that vest over 2 years.

(8)	Includes 149,687 shares subject to common stock options exercisable within 60 days of March 31, 2009 and 7,667 restricted stock units that vest over 2 years.

(9)	Includes 16,666 shares subject to common stock options exercisable within 60 days of March 31, 2009 and 3,334 restricted stock units that vest over 2 years and 50,000 restricted stock units that vest over 3 years.

(10)	Includes 139,375 shares subject to common stock options exercisable within 60 days of March 31, 2009 and 6,000 restricted stock units that vest over 2 years.

(11)	Includes 131,020 shares subject to common stock options exercisable within 60 days of March 31, 2009 and 4,167 restricted stock units that vest over 2 years.

(12)	Includes 7,500 restricted stock awards that vest on June 5, 2009.

(13)	Includes 25,000 shares of common stock shares subject to common stock options exercisable within 60 days of March 31, 2009 and 7,500 restricted stock awards that vest on June 5, 2009.

(14)	Includes 30,000 shares of common stock shares subject to common stock options exercisable within 60 days of March 31, 2009 and 7,500 restricted stock awards that vest on June 5, 2009.

(15)	Includes 22,500 shares of common stock shares subject to common stock options exercisable within 60 days of March 31, 2009 and 7,500 restricted stock awards that vest on June 5, 2009.

(16)	Includes 1,195,071 shares subject to common stock options exercisable within 60 days of March 31, 2009, 36,668 restricted stock units that vest over 2 years and 50,000 restricted stock units that vest over 3 years.

At the close of business on April 24, 2009, the record date, we had 21,355,542 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters properly submitted for stockholder vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) requires our directors and executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities. We have reviewed copies of the reports we received and written representations from the individuals required to file the reports.

Based solely on our review of such reports and representations, except as described in the following paragraph, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the year ended December 31, 2008.

The following is a list of all reports that we are aware were not filed on a timely basis:

•	Form 4 related to the exercise of options to purchase 10,000 shares of common stock by Mr. Mezhvinsky on February 28, 2008 was filed on March 4, 2008.

•	Form 4 related to the exercise of options to purchase 2,000 shares of common stock and disposition of 2,000 shares of common stock by Mr. Granger on March 18, 2008 was filed on March 21, 2008.

•	Form 4 related to disposition of 100 shares of common stock by Messrs. Marxe and Greenhouse on October 31, 2008 was filed on November 6, 2008.

Cost Of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Deadline for Receipt of Stockholder Proposals for the 2009 Annual Meeting

If you wish to submit a proposal for inclusion in the proxy statement for our 2009 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at the address below no later than January 6, 2010. If a stockholder intends to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, proxies solicited by us for the next annual meeting will confer discretionary authority to vote on such proposal if presented at the meeting so long as notice of the proposal is (1) received before the close of business on March 22, 2010 and the

Company advises stockholders in next year’s proxy statement on nature of the proposal and as to how management intends to vote on the matter or (2) received after the close of business on March 22, 2010. Stockholder proposals should be sent to us at the address below. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Contacting Ultra Clean

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

•	By telephone: 510-576-4400

•	By fax: 510-576-4401

•	In writing: Secretary
Ultra Clean Holdings, Inc.
26462 Corporate Avenue
Hayward, CA 94545

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the director candidates named below. All of these nominees currently serve as our directors. All of our directors are elected for one-year terms.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one.

		Director
Name	Age	Since

Susan H. Billat	58	2004
John Chenault	62	N/A
Kevin C. Eichler	49	2004
Clarence L. Granger	60	2002
David T. ibnAle	37	2002
Leonid Mezhvinsky	54	2007

Set forth below is information about each of our nominees for director:

Clarence L. Granger has served as our Chairman & Chief Executive Officer since October 2006, as our Chief Executive Officer since November 2002, as Chief Operating Officer from March 1999 to November 2002 and as a member of our Board of Directors since May 2002. Mr. Granger served as our Executive Vice President and Chief Operating Officer from January 1998 to March 1999 and as our Executive Vice President of Operations from April 1996 to January 1998. Prior to joining Ultra Clean in April 1996, he served as Vice President of Media Operations for Seagate Technology from 1994 to 1996. Prior to that, Mr. Granger worked for HMT Technology as Chief Executive Officer from 1993 to 1994, as Chief Operating Officer from 1991 to 1993 and as President from 1989 to 1994. Prior to that, Mr. Granger worked for Xidex as Vice President and General Manager, Thin Film Disk Division, from 1988 to 1989, as Vice President, Santa Clara Oxide Disk Operations, from 1987 to 1988, as Vice President, U.S. Tape Operations, from 1986 to 1987 and as Director of Engineering from 1983 to 1986. Mr. Granger holds a master of science degree in industrial engineering from Stanford University and a bachelor of science degree in industrial engineering from the University of California at Berkeley.

Susan H. Billat has served as a director of Ultra Clean since March 2004. Since 2002, Ms. Billat has been a Principal at Benchmark Strategies, which she founded in 1990. Prior to that, she was a Managing Director and Senior Research Analyst for semiconductor equipment and foundries at Robertson Stephens & Company from 1996 to 2002 and senior Vice President of Marketing for Ultratech Stepper from 1994 to 1996. Prior to

1994, Ms. Billat spent eight years in executive positions in the semiconductor equipment industry and twelve years in operations management, engineering management and process engineering in the semiconductor industry. Ms. Billat holds bachelor and master of science degrees in physics from Georgia Tech and completed further graduate studies in electrical engineering and engineering management at Stanford University.

John Chenault served as Chief Financial Officer of Novellus Systems from April 2005 to September 2005, at which point he retired. Prior to that, he served as Vice President of Corporate Development from February 2005 to April 2005, Vice President of Operation and Administration from September 2003 to February 2005, Executive Vice President of Worldwide Sales and Service from February 2002 to September 2003 and Executive Vice President of Business Operations from July 1997 to January 2002. Mr. Chenault holds a bachelor of business degree in economics and a masters degree in business administration from Western Illinois University.

Kevin C. Eichler has served as a director of Ultra Clean since March 2004 and as our lead director since February 2007. Mr. Eichler was the Senior Vice President and Chief Financial Officer of Credence Systems Corporation from January 2008 to November 2008. Mr. Eichler was the Executive Vice President of Operations and Chief Financial Officer of MarketTools, Inc. from March 2006 to December 2007. Mr. Eichler served as the Vice President and Chief Financial Officer of MIPS Technologies, Inc. from June 1998 to February 2006. Prior to that, he was Vice President of Operations and Chief Financial Officer of Visigenic Software Inc. from 1996 to 1998, Executive Vice President of Finance and Chief Financial Officer of National Information Group from 1995 to 1996 and Executive Vice President of Finance and Chief Financial Officer of Mortgage Quality Management, Inc. from 1991 to 1995. Prior to 1991, Mr. Eichler held management positions with NeXT Software and Microsoft. Mr. Eichler is on the board of directors of SupportSoft, Inc. and Magma Design Automation, Inc. Mr. Eichler holds a bachelor of science degree in accounting from St. John’s University.

David T. ibnAle has served as a director of Ultra Clean since November 2002 and as our lead director from February 2005 to February 2007. Mr. ibnAle has been a Managing Director of TPG Growth, LLC since May 2008. From April 2007 to March 2008, Mr. ibnAle was a Partner of Francisco Partners and from December 1999 to April 2007, he was an investment professional with Francisco Partners. Prior to joining Francisco Partners, Mr. ibnAle was an investment professional with Summit Partners L.P., and prior to that he worked in the Corporate Finance Department of Morgan Stanley & Co. Mr. ibnAle holds an A.B. in public policy and an A.M. in international development policy from Stanford University and a masters degree in business administration from the Stanford University Graduate School of Business.

Leonid Mezhvinsky has served as a director of Ultra Clean since February 2007. Mr. Mezhvinsky served as our President from June 2006 to December 2007, following our acquisition of Sieger Engineering, Inc. He has more than two decades of management experience and in-depth knowledge of machine shop, electro mechanical assemblies and system integration utilized in semiconductor, medical and biotech OEM products. Prior to joining Ultra Clean, Mr. Mezhvinsky was President and Chief Executive Officer of Sieger Engineering, Inc. which he joined in 1982. Mr. Mezhvinsky holds the equivalent of a bachelor of science in Industrial Automation from College of Industrial Automation, Odessa, Ukraine.

There are no family relationships among any of our directors and named executive officers.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal One.

Structure of Board of Directors and Corporate Governance Information

Director Independence.  We are required to comply with the director independence rules of the NASDAQ Stock Market (“NASDAQ”) and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the audit committee, compensation committee and nominating and corporate governance committees be composed solely of independent directors.

Our Board of Directors has determined that Brian Bachman, Susan H. Billat, John Chenault, Kevin C. Eichler, and David T. ibnAle are each independent in accordance with applicable NASDAQ and SEC rules. Accordingly, a majority of our Board of Directors is independent as required by NASDAQ rules.

Director Responsibilities.  We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of six directors. During 2008, there were ten meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. Each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during 2008.

Executive Sessions of the Independent Directors.  Our independent directors met in an executive session during each regularly scheduled quarterly meeting of the Board of Directors in 2008.

Chairman of the Board.  On October 26, 2006, Clarence L. Granger was appointed Chairman of the Board of Directors. The duties of the Chairman include: (i) presiding over all meetings of the Board of Directors, (ii) ensuring that the Board works as a cohesive team and providing the leadership essential to achieve this objective, (iii) ensuring that the Board has adequate resources in support of its work and that the Board is provided with the information it requires, (iv) setting the Board’s agenda in consultation with the lead director, and (v) meeting, from time to time, with the Corporate Governance and Nominating Committee to review the Board, Board Committees, Committee chairs and Board members’ performance and to discuss nominees and directors to be submitted to the Board for approval.

Lead Director.  Our Board of Directors has appointed Kevin C. Eichler to serve as our lead director. The duties of the lead director include: (i) presiding over all meetings of non-executive independent directors, (ii) periodically providing the Chief Executive Officer input coming out of the independent directors’ meeting, (iii) approving the meeting agenda for meetings of the Board of Directors and (iv) approving meeting schedules to assure that there is sufficient time for discussion of all items. The lead director also has the authority to call meetings of the Board of Directors.

Corporate Governance.  Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our corporate governance guidelines and our code of business conduct and ethics as well as the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee are available on our website at http://www.uct.com/investors/governance.html.

Communicating with our Board of Directors.  Any stockholder wishing to communicate with our Board of Directors may send a letter to our Secretary at 26462 Corporate Avenue, Hayward, CA 94545. Communications intended specifically for non-employee directors should be sent to the attention of the Chairman of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance.  Our Board of Directors has adopted a policy that all members should attend each annual meeting of stockholders when practical. Five directors attended the 2008 annual meeting of stockholders.

Committees of our Board of Directors

Our Board of Directors has three principal committees. The following describes for each committee its current membership, the number of meetings held during 2008 and its mission:

Audit Committee.  Among other matters, the Audit Committee:

•	hires and replaces our independent registered public accounting firm as appropriate;

•	evaluates the independence and performance of our independent registered public accounting firm, reviews and pre-approves any audit and non-audit services provided by our independent registered public accounting firm and approves fees related to such services;

•	reviews and discusses with management, the internal auditors and our independent registered public accounting firm our financial statements and accounting principles;

•	oversees internal auditing functions and controls; and

•	prepares the Audit Committee report required by the rules of the SEC.

A copy of the Audit Committee’s charter is available on our website at http://www.uct.com/investors/governance.html.

The current members of the Audit Committee are Kevin C. Eichler (chair), Brian R. Bachman and Susan H. Billat. Our Board of Directors has determined that each member of the committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of NASDAQ for members of audit committees. The Board of Directors has also concluded that all members of the Audit Committee qualify as an audit committee financial expert as defined by SEC rules and has the financial sophistication required by NASDAQ. The Audit Committee met six times in 2008.

Compensation Committee.  Among other matters, our Compensation Committee:

•	oversees our compensation and benefits policies generally, including equity compensation plans;

•	evaluates senior executive performance and reviews our management succession plan;

•	oversees and sets compensation for our senior executives; and

•	reviews and recommends inclusion of the Compensation Discussion and Analysis required to be included in our proxy statement by SEC rules.

A copy of the Compensation Committee’s charter is available on our website at www.uct.com/investors/governance.html. The Compensation Committee’s process for deliberations on executive compensation and its engagement of an outside compensation consultant is described below under “Compensation Discussion and Analysis.”

The current members of the Compensation Committee are Brian R. Bachman (chair), David T. ibnAle and Susan H. Billat. Our Board of Directors has determined each member of the committee is independent as defined under NASDAQ and SEC rules. The Compensation Committee met five times in 2008.

Nominating and Corporate Governance Committee.  Among other matters, our Nominating and Corporate Governance Committee:

•	identifies individuals qualified to fill independent director positions and recommends directors for appointment to committees of our Board of Directors;

•	makes recommendations to our Board of Directors as to determinations of director independence;

•	evaluates the performance of our Board of Directors;

•	oversees and sets compensation for our directors; and

•	develops, recommends and oversees compliance with our corporate governance guidelines and code of business conduct and ethics.

A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.uct.com/investors/governance.html.

The current members of the Nominating and Corporate Governance Committee are Susan H. Billat (chair), Brian Bachman and Kevin C. Eichler. Our Board of Directors has determined that each member of the committee is independent as defined under NASDAQ and SEC rules. The Nominating and Corporate Governance Committee met twice in 2008.

Consideration of Director Nominees

Director Qualifications.  The Nominating and Corporate Governance Committee Charter specifies the criteria applied to nominees recommended by the Nominating and Corporate Governance Committee for a position on our Board of Directors. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our stockholders. In conducting its assessment the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committee charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director.  In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

Stockholder Nominees.  Candidates for director recommended by stockholders will be considered by the Nominating and Corporate Governance Committee. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and Ultra Clean within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the committee at the address listed on page 5 of this proxy statement.

Director Compensation

Employee directors do not receive any additional compensation for their service on our Board of Directors.

For fiscal 2008, each non-employee director was paid a $20,000 annual retainer fee, as well as, if applicable, a $12,000 annual fee for serving on the Audit Committee, a $5,000 annual fee per committee for serving on the Compensation and the Nominating and Corporate Governance Committees, a $20,000 annual fee for serving as chairman of the Audit Committee (which includes the fee to serve on the Audit Committee), a $10,000 annual fee for serving as chairman of the Compensation and Nomination and Corporate Governance Committees (which includes the fee to serve on each committee) and a $15,000 annual fee for serving as lead director. In fiscal 2008, on the date of our Annual Meeting of Stockholders, each non-employee director was granted 7,500 restricted stock awards that fully vest on the first anniversary of the grant date. The Compensation Committee annually reviews the number of shares of restricted stock awards to be granted to non-employee directors based on our average stock price and the median equity compensation levels at peer companies.

The following table sets forth compensation for our non-employee directors for fiscal 2008.

	Fees Earned
	or Paid in	Stock		Option		All Other
	Cash	Awards		Awards		Compensation	Total
Name	($)	($)(1)		($)(1)		($)	($)

Brian R. Bachman	47,000	75,296	(2)	9,997	(3)	—	132,292
Susan H. Billat	47,000	75,296	(2)	9,997	(3)	—	132,292
Kevin C. Eichler	60,000	75,296	(2)	9,997	(3)	—	145,292
David ibnAle	25,000	75,296	(2)	3,184	(3)	—	103,479
Leonid Mezhvinsky	20,000	41,128	(2)	—	(3)	—	61,128

(1)	Amounts shown do not reflect compensation actually received by the directors. The amounts shown are the compensation costs recognized by the Company in fiscal 2008 for outstanding restricted stock awards and options, respectively, as determined pursuant to Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”). These compensation costs reflect awards granted in and prior to fiscal 2008. The assumptions used to calculate the value of restricted stock awards and option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on March 19, 2009, or for stock options granted in prior years, in our Form 10-K for the applicable fiscal year.

(2)	Messrs. Bachman, Eichler, ibnAle and Mezhvinsky and Ms. Billat each held an aggregate of 7,500 unvested restricted stock awards at January 2, 2009. Each of these non-employee directors received a restricted stock award during fiscal 2008 with an initial grant date fair value of $76,500.

(3)	At January 2, 2009, each of the directors held the following number of outstanding stock options: Mr. Bachman, 25,000 options; Ms. Billat, 30,000 options; Mr. Eichler, 30,000 options; Mr. ibnAle, 22,500 options. No stock options were granted to our directors during fiscal 2008.

Mr. Granger, our only employee director during fiscal 2008, is not included in the table above because he received no separate compensation for services as a director during 2008. His compensation is described below.

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for our directors to more closely align the interests of our directors with those of our stockholders. The guidelines were revised in February 2007 to provide that each director should maintain an investment in our common stock with an aggregate market value equal to three times the annual cash compensation amount paid to each such director as retainer for Board membership (currently a total of $60,000), and that each director be allowed three years from either the date such director joined the Company’s Board of Directors or until February 7, 2010, whichever is later, to accumulate such number of shares of our common stock.

Certain Relationships and Related Transactions

Relationship with Former Sieger Stockholders.  As consideration for their stock in Sieger Engineering, Inc., we issued an aggregate of 2,599,393 shares of our common stock to former Sieger stockholders when Sieger was merged into one of our subsidiaries in June 2006. Set forth below is a brief description of the existing agreement between us and former Sieger stockholders.

FP-Ultra Clean, L.L.C., Leonid Mezhvinsky, other former Sieger stockholders and we have entered into an amended and restated registration rights agreement. The registration rights agreement provides that, at the request of FP-Ultra Clean, L.L.C. or Leonid Mezhvinsky as the agent for the former Sieger stockholders, we can be required to effect registration statements, or demand registrations, registering the securities held by FP-Ultra Clean, L.L.C. and the former Sieger stockholders. FP-Ultra Clean, L.L.C does not currently own any of our securities and therefore has no demand registration right. Leonid Mezhvinsky can request us to register the securities held by former Sieger stockholders only once through December 29, 2009. We are required to pay the registration expenses in connection with each demand registration. We may decline to honor any of these demand registrations if the aggregate gross proceeds expected to be received does not equal or exceed $5 million or if we have effected a demand registration within the preceding 90 days. If a demand registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion in the demand registration shall be such that first priority shall be given to the stockholder requesting registration.

In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than on Form S-8 or S-4 or successor forms of these forms, whether or not such registration is for our own account, former Sieger stockholders will have the opportunity to participate in such registration. Expenses relating to these “incidental registrations” are required to be paid by us.

If an incidental registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us and second priority shall be given to former Sieger stockholders. We and the stockholders selling securities under a registration statement are required to enter into customary indemnification and contribution arrangements with respect to each registration statement.

Transactions with Management and Directors.  The wife of Bruce Weir, our Sr. Vice President of Engineering, is the sole owner of Acorn Travel, Inc., our primary travel agency. We incurred fees for travel-related services, including the cost of airplane tickets, provided by Acorn Travel to Ultra Clean for a total of $319,000 in the year ended January 2, 2009.

The Company leases a facility from an entity controlled by Leonid Mezhvinsky, one of our directors. In the year ended January 2, 2009, the Company incurred rent and other expense resulting from the lease of this facility of $283,000.

Related Person Transaction Policy.  Our Board of Directors adopted a Related Person Transaction Policy in February 2007. The policy requires the Board of Directors or the Nominating and Corporate Governance Committee to review and approve all related person transactions. Our directors and officers are required to promptly notify our Chief Compliance Officer of any transaction which potentially involves a related person. The Board or the Nominating and Corporate Governance Committee then considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. The Board or the Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2009. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), in 2008 and 2007.

	Fiscal Year Ended
	January 2,	December 28,
	2009	2007

Audit fees	$1,460,585	$1,751,168
Tax fees	—	—
Other fees	—	—

Audit fees consist of services rendered to us and our subsidiaries for the audit of our annual financial statements, reviews of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees for 2008 include services provided in connection with Sarbanes-Oxley Section 404 attestation.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services to be provided by the Company’s independent auditors before the auditors are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members; provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

All services provided by Deloitte & Touche were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that Ultra Clean specifically incorporates it by reference into such filing.

The Audit Committee (the “Committee”) serves in an oversight capacity and is not intended to be part of Ultra Clean’s operational or managerial decision-making process. Ultra Clean’s management is responsible for preparing the consolidated financial statements, and its independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those statements. The Committee’s principal purpose is to monitor these processes.

The Committee is currently composed of three directors, each of whom meets the requirements of applicable NASDAQ Stock Market and Securities and Exchange Commission rules for independence. The key responsibilities of our committee are set forth in our charter, which is available on our website at www.uct.com/investors/governance.html.

The Committee regularly met and held discussions with management and Deloitte & Touche LLP in 2008. Management represented to us that Ultra Clean’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and we have reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and Deloitte & Touche LLP. We also discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and rule 2-07 (communications with Audit Committee) of Regulation S-X.

The Committee has discussed with Deloitte & Touche LLP its independence from Ultra Clean and its management, including the matters, if any, in the written disclosures pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Committee concerning independence. The Committee also considered whether Deloitte & Touche LLP’s provision of audit and non-audit services to Ultra Clean by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. The Company obtains these services from other service providers as needed.

Based on the reviews and discussions referred to above, we recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in Ultra Clean’s Annual Report on Form 10-K for the year ended January 2, 2009, for filing with the Securities and Exchange Commission.

We have appointed Deloitte & Touche LLP as Ultra Clean’s independent auditors for 2009.

Members of the Audit Committee

Kevin C. Eichler, Chairman
Brian R. Bachman
Susan H. Billat

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to meet three principal objectives:

(1) attract, reward and retain officers and other key employees;

(2) motivate key employees to achieve short-term and long-term corporate goals that enhance stockholder value; and

(3) promote pay for performance, internal equity and external competitiveness.

To meet these objectives, we have adopted the following overriding compensation policies:

•	Pay compensation that is competitive with the practices of our peer group of high technology and electronics manufacturing services (EMS) companies and industry surveys; and

•	Pay for performance by:

•	offering cash incentives upon achievement of challenging performance goals; and

•	providing long-term, significant incentives in the form of stock options and other equity, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

Our Compensation Committee (the “Committee”) considers these policies in determining the appropriate allocation of long-term compensation, current cash compensation, annual bonus compensation and other benefits. Other considerations include our business objectives, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Committee takes into consideration a number of factors related to corporate performance, such as profitability, return on invested capital, revenue growth, and operational and financial performance, as well as competitive practices among our peer group.

Process for Determining Executive Compensation

The Committee has engaged Radford Surveys + Consulting (“Radford”) as its outside compensation consultant to assist in creating and administering our compensation policies. This consultant advises the Committee on all of the principal aspects of executive compensation, including base salaries, annual and long-term incentives and perquisites, as well as other management benefits policies. The consultant advises the Committee on designation of peer group companies, and the Committee approves the final list of peer group companies. The consultant often attends meetings of the Committee and also communicates with the Committee outside of meetings. The consultant reports to the Committee rather than to management, although the consultant meets with management from time to time for purposes of gathering information on proposals that management may make to the Committee. The Committee has the authority to replace the compensation consultant or hire additional consultants at any time.

The Committee meets with Mr. Granger and other executives, as necessary, to obtain recommendations with respect to Company compensation programs, practices and packages. Mr. Granger makes recommendations to the Committee on executive performance, base salary, bonus targets and equity compensation for the executive team and other employees. Although the Committee considers management’s recommendations with respect to executive compensation, the Committee makes all final decisions on executive compensation matters. The Committee also typically seeks input from its independent compensation consultant prior to making any final determinations.

Mr. Granger attends most of the Committee’s meetings, but the Committee also holds executive sessions not attended by any members of management or non-independent directors. The Committee makes decisions with respect to Mr. Granger’s performance and compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate some of its responsibilities to subcommittees. The Committee has not delegated authority with respect to the compensation of executive officers. The Committee has delegated to Mr. Granger the authority to grant stock options to employees below the level of corporate vice president under guidelines approved by the Committee and to make salary adjustments and short-term bonus decisions for employees (other than certain officers) under guidelines approved by the Committee.

Elements of Compensation

The following are the primary elements of our executive compensation program:

(i) base salary;

(ii) annual performance-based cash incentive opportunities;

(iii) long-term incentives through equity awards; and

(iv) retirement and welfare benefit plans, including a deferred compensation plan, a 401(k) plan, limited executive perquisites and other benefit programs available generally to all employees.

We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For example, base salary and bonus target percentage are set with the goal of attracting employees and adequately compensating and rewarding them for their individual performance, level of responsibility, time spent with the Company and the Company’s annual financial results, while our equity programs are geared toward providing incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Committee reviews base salary, cash incentive programs and long-term incentive programs on at least an annual basis. Other programs are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Base Salary and Annual Incentive Bonus

Base salaries and cash bonuses are a significant portion of our executive compensation package. We believe this helps us remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to motivate the achievement of the Company’s business goals. The Committee determines each officer’s target total annual cash compensation (salary and bonuses) after reviewing similar compensation information from a group of peer companies. The selected peer group includes a broad range of companies in the high technology and EMS industries with whom we compete for executive talent. For fiscal 2008, the Committee considered major high technology and EMS competitors for executive talent and companies of at least a similar size and scope to us, as measured by market capitalization, revenue, net income and total shareholder return. The Committee annually reviews and determines the peer group companies. The peer group currently consists of the following companies:

• Advanced Energy Industries	• Intevac	• SMTC
• Asyst Technologies	• Mattson Technology	• TTM Technologies
• Brooks Automation	• Merix	• Zygo
• CTS	• MKS Instruments
• DDi Corp.	• Multi-Fineline
• Entegris	• RadiSys

Data on the compensation practices of this peer group generally is gathered through searches of publicly available information, including publicly available databases. Because publicly available information does not typically include information regarding target cash compensation, we also rely upon a compensation survey prepared by Radford, the Committee’s outside consultant, to benchmark target cash compensation levels against the above peer group. Peer group data is gathered with respect to base salary, bonus targets, equity awards and perquisites, as well as other management benefits policies.

Our goal is to target total cash compensation (including base pay and annual bonus) between the 25th and 50th percentile among the peer group. However, in determining base salary, the Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Positioning base pay below the 50th percentile of peer companies combined with targeting total compensation (including equity) at or above the 50th percentile, and therefore providing higher incentive compensation opportunity, promotes pay for performance while controlling fixed costs, rewards exceptional goal achievement and allows total compensation to be more competitive as a whole, while taking into account the cyclical nature of our business.

Base Salaries.  The Committee generally reviews salary levels each year in the context of peer group data, industry surveys and our compensation philosophy and sets salaries that are appropriate to achieve the desired market positioning for each executive. In fiscal 2008, in light of the semiconductor capital equipment industry downturn and our lower projected revenues for the year, Mr. Granger did not recommended a salary increase for named executive officers. The Committee considered Mr. Granger’s recommendation and concluded that salaries for the named executive officers should remain flat at fiscal 2007 levels. In April 2009, Mr. Granger recommended and the Committee approved a temporary salary reduction of 35% for named executive officers other than the chief executive officer and a temporary salary reduction of 45% for the chief executive officer, along with salary reductions for all other employees. We expect to restore employee salaries to the levels prior to the reduction as business conditions improve.

Incentive Bonuses.  Our executive officers participate in our Management Bonus Plan. The Committee reviews bonus targets in light of peer group and industry data and our financial results. In fiscal 2008, Mr. Granger recommended and the Committee concluded that bonus targets as a percentage of salary for named executive officers should remain the same as in fiscal 2007.

We intend the performance goals to be challenging and to reflect strong corporate performance. The maximum allowable bonus under the plan is two times an employee’s target annual bonus. To help achieve our goal of retaining key talent, an executive must remain an employee through the time the bonus is paid in order to be eligible for any bonus under the Management Bonus Plan.

Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified corporate performance goals. Generally bonuses are paid under our Management Bonus Plan only if the performance goals that the Committee sets at the beginning of the fiscal year are achieved, although the Committee retains the ability to revise performance measures during the year or to adjust bonuses based on extraordinary events or individual performance. For fiscal 2008, our corporate performance goal was operating profit as a percent of revenue and operating profit had to exceed 4% of revenue in order to fund a bonus pool. Based on our fiscal 2008 results, the Committee did not approve any bonus under our Management Bonus Plan.

Long-Term Incentive Compensation

Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us in a very competitive labor market. We target the initial grant date value of equity awards to be in the 50th to 75th percentile of the peer group described above, based on information gathered from publicly available sources supplemented by survey data provided by Radford. Our philosophy, as stated earlier is to target lower than median base salaries and median target bonus rates compared to our peer group, resulting in lower than median total cash compensation, but then offset lower cash compensation by targeting equity awards at the higher percentile of the peer group. This philosophy is consistent with our pay for performance practice and focuses total executive compensation on the creation of long-term stockholder value. The Committee regularly monitors the changes in the business environment in which we operate and periodically reviews changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value.

Types of Equity Awards.  We provide long-term equity incentive compensation through awards of stock options and/or restricted stock units. Stock options have been an effective tool for meeting our goal of increasing long-term stockholder value by tying the value of the stock options to improved performance in the future. All option grants have a per share exercise price equal to the fair market value of our common stock on the grant date (which is defined under the terms of our plan to be the closing price on the day preceding the grant date and generally vest over four years.

Restricted stock units are also effective in retaining and motivating employees because they provide a predictable, tangible value to employees while also serving as an incentive to increase the value of our stock. Restricted stock units are also an efficient way for us to reduce the effects of equity awards on stockholder dilution and to use our equity plan share reserve, because fewer restricted stock units than stock options are needed to provide the same retention and incentive value. We grant both time-based and performance-based restricted stock units to our executive officers. The Committee believes this combination provides a balance between awards that provide high incentive value (now in the form of performance units, which will only vest if we meet performance criteria combined with service requirements) and awards that provide high retention value (in the form of time-based restricted stock units, which will have at least some value over time while imposing continued service requirements, and allowing time-based vesting of the performance units earned).

2008 Awards.  The number of equity awards the Committee grants to each officer is determined based on a variety of factors, including market data collected regarding the equity grant ranges for the peer companies listed above, industry surveys and our goal to award grants between the 50th to 75th percentile of this group, as well as the performance evaluation of each executive by Mr. Granger. Mr. Granger evaluates the performance of each member of the executive team that reports to him based on a number of factors, including the individual’s accomplishments during the prior fiscal year and over the course of his or her service, how effectively the individual reflects Company values, and the feedback regarding the executive from other employees who have an interest in or are affected by the executive’s job performance.

For fiscal 2008, the Committee relied upon the above factors to approve equity awards for the named executive officers. In determining the grant to Mr. Granger, the Committee considered Mr. Granger’s performance, peer group and market pay data provided by its compensation consultant and the strong belief that the Chief Executive Officer significantly and directly influences our overall performance. In fiscal 2008, the equity awards for named executive officers consisted of restricted stock units. Half of the equity award for each named executive officer, except Mr. Granger, consisted of performance-based restricted stock units and the other half consisted of time-based restricted stock units. Mr. Granger’s equity award consisted of 57% performance-based restricted stock units and 43% time-based restricted stock units. The time-based restricted stock units vest in equal parts over 3 years. The performance-based restricted stock units would also vest over 3 years, but only if certain threshold performance goals were achieved for fiscal 2008. The percentage of these performance-based restricted stock units that would vest depends on the level of achievement of two financial metrics: (1) return on invested capital and (2) year-over-year revenue growth in excess of the welfare fabrication industry growth. Based on our financial results in fiscal 2008, the Committee has determined that all of performance-based restricted stock units that were granted in fiscal 2008 shall be forfeited. The equity awards during fiscal 2008 are set forth under “Grants of Plan-Based Awards” below.

Grant Practices.  We have implemented procedures to regularize our equity award grant process, such as making new hire grants and annual executive grants on the same day each month. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Because our equity awards typically vest over multiple years, we believe recipients are motivated to see our stock price grow in the long-term rather than benefit from an immediate but short-term increase in the price of our stock following a grant.

Other Benefit Plans

Deferred Compensation.  We maintain a non-qualified deferred compensation plan, which allows eligible employees, including executive officers and directors, to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. This plan gives highly compensated employees the opportunity to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that deferred compensation is a competitive practice to enable us to attract and retain top talent. We do not make matching or other employer contributions to the deferred compensation plan because we believe the deferral opportunity is enough of a benefit on its own.

Executive Perquisites.  In addition to health care coverage that is generally available to our other employees, our executive officers are eligible for annual physical examinations more extensive than under the Company’s standard plans. Mr. Granger and employees in sales and marketing also receive a car allowance.

Other Benefits.  We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. For example, our retirement plan is a tax-qualified 401(k) plan, which is a broad-based employee plan. Under the 401(k) plan, all participating employees (including executive officers) are eligible to receive limited matching contributions that are subject to vesting over time.

The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Employment and Severance Arrangements

Our employment and severance agreements, together with our Severance Policy for executive officers who do not otherwise have severance protection in the form of employment agreement or offer letter, are described in this proxy below. We believe the severance benefits under these agreements or policies are reasonable in amount, and provide a protection to key executive officers who would be likely to receive similar benefits from our competitors. The Committee reviews the potential costs and triggering events of employment and severance agreements and policies before approving them and will continue to consider appropriate and reasonable measures to encourage retention.

Accounting and Tax Considerations

In designing its compensation programs, the Committee generally considers the accounting and tax effects as well as direct costs. For example, we intend to limit the accounting expense for our equity compensation programs in an amount determined by the Committee from time to time. When determining how to apportion between differing elements of compensation, the goal is to meet our compensation objectives while maintaining cost neutrality. For example, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program based on our determination of the affordability level. We recognize a charge to earnings for accounting purposes when equity awards are granted. The Committee considers the impact to dilution and overhang when making decisions pertaining to equity instruments.

We do not require executive compensation to be tax deductible for the Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of Ultra Clean has reviewed and discussed the Compensation Discussion and Analysis, which appears in this proxy statement, with the management of Ultra Clean. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ultra Clean’s proxy statement.

Members of the Compensation Committee

Brian R. Bachman, Chairman
Susan H. Billat
David T. ibnAle

Summary Compensation Table

The following table shows compensation information for the three most recently completed fiscal years for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers as of January 2, 2009 (collectively, our “named executive officers”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)		($)

Clarence L. Granger	2008	370,000	—	59,603	623,182	—	19,236	(4)	1,012,418
Chief Executive Officer	2007	360,000	17,500	—	545,041	83,459	23,016		1,029,016
	2006	350,000	—	—	412,432	157,500	20,794		940,726
David Savage	2008	306,250	—	110,385	48,841	—	6,199	(5)	361,290
President
Deborah E. Hayward	2008	184,030	—	23,072	112,511	78,852	11,198	(6)	386,591
Senior Vice President, Sales	2007	175,666	—	—	114,919	103,080	10,319		403,984
	2006	166,400	—	—	76,205	148,433	13,005		404,042
Bruce C. Wier	2008	223,872	—	16,022	95,726	—	11,894	(7)	331,493
Senior Vice President, Engineering	2007	217,549	5,800	—	76,768	25,249	15,741		341,107
	2006	210,088	—	—	40,897	52,200	11,792		314,977
John K. Sexton	2008	225,500	—	29,481	244,371	—	2,521	(8)	472,392
Chief Financial Officer	2007	222,750	8,333	—	219,524	32,699	2,970		486,276
	2006	208,333	—	—	169,982	75,000	—		453,315

(1)	This amount was inadvertently omitted from the Summary Compensation Table in the previous year but was described in the Compensation Discussion and Analysis in the 2007 proxy statement.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2008, 2007 and 2006 for option and stock awards as determined pursuant to SFAS 123R. These compensation costs reflect option and stock awards granted in and prior to fiscal 2008. The assumptions used to calculate the value of option and stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on March 19, 2009.

(3)	Amounts consist of incentive bonuses and, for Ms. Hayward, sales commissions earned for services rendered in fiscal 2008, 2007 and 2006.

(4)	This amount consists of (a) matching contribution of $8,743 under the 401(k) Plan; (b) payment on behalf of Mr. Granger of $6,785 in long-term disability and life insurance premiums, and (c) $3,707 in car allowance for 2008.

(5)	This amount consists of matching contribution of $6,199 under the 401(k) Plan for 2008.

(6)	This amount consists of (a) matching contribution of $4,698 under the 401(k) Plan and (b) $6,500 in car allowance for 2008.

(7)	This amount consists of (a) matching contribution of $7,096 under the 401(k) Plan and (b) payment on behalf of Mr. Wier of $4,798 in long-term disability and life insurance premiums for 2008.

(8)	This amount consists of $2,521 in long-term disability insurance premiums for 2008.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2008.

			Estimated
			Future
			Payouts
			Under Non-
			Equity			All Other
			Incentive	Estimated Future Payouts		Stock
		Comp.	Plan	Under Equity Incentive		Awards:	Option or Stock Awards(2)
		Committee	Awards:	Plan Awards(3)		Number of	Underlying	Grant Date
	Grant	Action	Target	Target	Maximum	Shares of	Options	Fair Value
Name and Position	Date	Date	($)(1)	(#)	(#)	Stock (#)	(#)	($)

Clarence L. Granger			259,000
Chief Executive Officer	2/29/2008	2/14/2008		30,450	45,675		—	298,410
	2/29/2008	2/14/2008				23,250		227,850
David Savage			195,000
President	1/25/2008	12/6/2007		—	—		50,000 (4)	223,695
	1/25/2008	12/6/2007				50,000		480,500
	2/29/2008	2/14/2008		—	—	5,000	—	49,000
	2/29/2008	2/14/2008		5,000	7,500	—	—	49,000
Deborah Hayward			129,000
Senior Vice President, Sales	2/29/2008	2/14/2008		9,000	13,500		—	88,200
	2/29/2008	2/14/2008				9,000		88,200
Bruce Wier			78,355
Senior Vice President, Engineering	2/29/2008	2/14/2008		6,250	9,375		—	61,250
	2/29/2008	2/14/2008				6,250		61,250
John K. Sexton			101,475
Chief Financial Officer	2/29/2008	2/14/2008		11,500	17,250		—	112,700
	2/29/2008	2/14/2008				11,500		112,700

(1)	This reflects target amounts under our Management Bonus Plan described in the Compensation Discussion and Analysis above. No bonus was paid for fiscal 2008 under this plan.

(2)	Under the terms of our stock incentive plan, fair market value is defined as the closing price on the day preceding the grant date. Our practice is for grants to be effective on the last Friday of the month.

(3)	This reflects target amounts and maximum amounts for performance based units. On the basis of the performance criteria, all performance units issued during 2008 were cancelled in 2009.

(4)	Exercise price for options issued was $9.61 and closing price on grant date was $9.62

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2008, which ended on January 2, 2009.

	Option Awards					Stock Awards
										Market or
										Payout
										Value of
										Unearned
								Market	Unearned	Shares, Units
								Value of	Shares, Units	or Other
	Underlying	Underlying				Shares or		Shares or	or Other	Rights That
	Unexercised	Unexercised		Option	Option	Units That		Units That	Rights That	Have Not
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not	Have Not	Vested
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(6)	Vested (#)(7)	($)(6)(7)

Clarence L. Granger	134,157	0		$1.00	2/21/2013
	358,333	41,667	(1)	$6.55	5/9/2015
	64,583	35,417	(2)	$8.61	5/18/2016
	33,333	46,667	(3)	$14.90	4/27/2017
						23,250	(8)	46,500	30,450	60,900
David Savage	0	50,000	(4)	$9.61	1/25/2018
	36,250	0		$1.00	2/21/2013
						50,000	(9)	100,000
						5,000	(8)	10,000	5,000	10,000
Deborah E. Hayward	16,250	0		$1.00	7/29/2013
	31,250	0		$7.00	3/24/2014
	12,916	7,084	(2)	$8.61	5/18/2016
	12,500	17,500	(3)	$14.90	4/27/2017
	22,395	2,605	(1)	$6.55	5/9/2015
						9,000	(8)	18,000	9,000	18,000
Bruce C. Wier	73,000	0		$1.00	2/21/2013
	5,000	0		$7.00	3/24/2014
	22,395	2,605	(1)	$6.55	5/9/2015
	12,916	7,084	(2)	$8.61	5/18/2016
	10,416	14,584	(3)	$14.90	4/27/2017
						6,250	(8)	12,500	6,250	12,500
John K. Sexton	94,375	20,625	(5)	$7.05	6/20/2015
	19,375	10,625	(2)	$8.61	5/18/2016
	12,500	17,500	(3)	$14.90	4/27/2017
						11,500	(8)	23,000	11,500	23,000

(1)	1/5 of unexercisable shares become exercisable on 1/9/2009 and each month thereafter.

(2)	1/17 of unexercisable shares become exercisable on 1/18/2009 and each month thereafter.

(3)	1/28 of unexercisable shares become exercisable on 1/27/2009 and each month thereafter.

(4)	25% of unexercisable shares become exercisable on 1/25/09 and 1/48 become exercisable each month thereafter.

(5)	1/9 of unexercisable shares become exercisable on 1/20/09 and each month thereafter.

(6)	Based upon closing price on January 2, 2009.

(7)	This reflects target amounts for performance based units. On the basis of the performance criteria, all performance units issued during 2008 were cancelled in 2009.

(8)	1/3 of unvested units vest on 2/28/2009 and each year thereafter.

(9)	1/3 of unvested units vest on 1/25/2010 and each year thereafter

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2008, which ended on January 2, 2009.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)

Clarence L. Granger	60,000	524,762
David Savage	—	—
Deborah E. Hayward	—	—
Bruce C. Wier	—	—
John K. Sexton	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Nonqualified Deferred Compensation

We maintain a non-qualified deferred compensation plan, the Ultra Clean Holdings, Inc. 2004 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, and directors to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with realized gains on investments and interest at market rates on cash balances. We do not make matching or other employer contributions to the EDCP.

The following table shows certain information for the named executive officers under the EDCP.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End
Name	($)(1)	($)	($)(2)	($)	($)

Clarence L. Granger	22,744	—	(79,396)	—	199,907
Clarence L. Granger(3)	—	—	7,147	7,147	265,000
David Savage	—	—	—	—	—
Deborah E. Hayward	—	—	—	—	—
Bruce C. Wier	—	—	(21,894)	—	38,648
John K. Sexton	—	—	—	—	—

(1)	Consists of salary reported in the Summary Compensation Table under the columns entitled “Salary”.

(2)	Includes realized and unrealized gains and interest earned during the 2008 fiscal year.

(3)	Amount deferred pursuant to Mr. Granger’s employment agreement described below.

Employment and Severance Arrangements

Change in Control Severance Agreement with Clarence L. Granger.  We entered into a Change in Control Severance Agreement with Clarence L. Granger dated July 28, 2008. Pursuant to this agreement, Mr. Granger’s employment agreement (except for the deferred compensation arrangement described below) was terminated on July 28, 2008. Pursuant to Mr. Granger’s employment agreement, approximately $265,000 was placed in a deferred compensation arrangement payable after seven years (or earlier in the discretion of our Board of Directors). Under this deferred compensation arrangement, we agreed to pay interest of 2.7% per year on the deferred amount, payable on June 30 and December 31 of each year. If upon, or within 12 months following, a change in control, Mr. Granger is terminated without cause or he resigns for good reason, he is entitled to receive 200% of his then-current salary, plus 200% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.

Change in Control Severance Agreement with David Savage and Jack Sexton.  We entered into a Change in Control Severance Agreement with each of David Savage and Jack Sexton dated July 28, 2008. If upon, or within 12 months following, a change in control, each executive is terminated without cause or he resigns for good Reason, he is entitled to receive 150% of his then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.

In the Change in Control Severance Agreements described above, “good reason” is defined as (i) a reduction in the executive’s then existing annual salary by more than 10% (other than in connection with an action affecting a majority of our executive officers), (ii) relocation of the principal place of the executive’s employment to a location more than 50 miles from the principal place of executive’s employment prior to the change in control and (iii) a material reduction in the executive’s authority, duties or responsibilities after the change in control.

The following table shows amounts that would have been paid if certain named executive officers had been terminated on January 2, 2009 in connection with a change of control.

				Value of
		Cash	Health	Accelerated	Total
	Salary	Incentive	Benefits	Vesting	Severance
Name	($)	($)	($)	($)(1)	($)

Clarence L. Granger	740,000	172,306	24,099	46,500	982,905
David Savage	487,500	—	18,461	110,000	615,961
John K. Sexton	338,250	58,016	18,403	23,000	437,669

(1)	Amounts based on our stock price as of January 2, 2009, less the option exercise price, in the case of options.

Severance Policy for Executive Officers.  In July 2008, we amended our severance policy for executive officers of the Company. In the event that the chief executive officer is terminated without cause and signs a release of claims, the executive would receive 150% of the executive’s then-current salary, plus 150% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 18 months. In the event that the chief financial officer or chief operating officer is terminated without cause and signs a release of claims, the executive would receive 100% of the executive’s then-current salary, 100% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 12 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 12 months. In the event that an executive officer, other than those described in the foregoing, is terminated without cause and signs a release of claims, the executive would receive 75% of the executive’s then-current salary, 50% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years and payment of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he becomes eligible for group health coverage with another employer). We may revise or terminate this policy at any time, except that following a change in control, the policy may not be terminated or amended to adversely affect a participant for 12 months thereafter.

The following table shows amounts that would have been paid if the named executive officers had been terminated without cause on January 2, 2009.

				Value of
		Cash	Health	Accelerated		Total
	Salary	Incentive	Benefits	Vesting		Severance
Name	($)	($)	($)	($)(1)		($)

Clarence L. Granger	555,000	129,230	18,074	15,500		717,804
David Savage	325,000	—	12,308	3,333		340,641
Deborah E. Hayward	138,023	55,061	9,100	—		202,183
Bruce C. Wier	167,904	13,875	6,587	—		188,366
John K. Sexton	225,500	38,677	12,269	7,667	(2)	284,113

(1)	Amounts based on our stock price as of January 2, 2009, less the option exercise price, in the case of options.

(2)	Mr. Sexton left the Company on April 14, 2009.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or was an officer or employee of the Company during 2008. None of our executive officers serves or served during 2008 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meetings, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s management may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Clarence Granger
Chairman and Chief Executive Officer

Dated: May 4, 2009

ULTRA CLEAN HOLDINGS, INC.
26462 CORPORATE AVENUE
HAYWARD,CA 94545
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors	☐	☐	☐

	Nominees

01	Susan H. Billat	02	John Chenault	03	Kevin C. Eichler	04	Clarence L. Granger	05	David IbnAle
06	Leonid Mezhvinsky

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of Ultra Clean Holdings, Inc. for fiscal 2009	☐	☐	☐

NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

For address change/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ULTRA CLEAN HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 18, 2009
2:00 p.m. Pacific Daylight Time
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K is/are available at www.proxyvote.com.

ULTRA CLEAN HOLDINGS, INC.
26462 Corporate Avenue
Hayward, CA 94545
This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday June 18, 2009.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Clarence L. Granger and Linda S. Clements, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
     Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side